Exhibit 3.01

ARTICLES OF AMENDMENT OF FREESEAS INC. Reg. No. 10973

REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

NON RESIDENT

February 2, 2018

Deputy Registrar

ARTICLES OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
FREESEAS INC.
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, Ion G. Varouxakis, Chief Executive Officer of FreeSeas Inc. a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation hereby certify:

1.        The name of the Corporation is: FREESEAS INC.

2.        The Articles of Incorporation were filed with the Registrar of Corporations as of the 23rd day of April, 2004.

3.        The following shall be inserted immediately following the last sub-paragraph of Paragraph D of the Amended and Restated Articles of Incorporation, effecting a combination of the outstanding shares of Common Stock:

"Effective as of 5:01 p.m., Marshall Islands time on February 6, 2018 (12:01 a.m., New York time on February 6, 2018), every five thousand (5,000) shares of common stock of the Corporation then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of common stock of the Corporation (the "Reverse Stock Split"); provided, however, that the number and par value of shares of common stock and the number and par value of shares of preferred stock authorized pursuant to this Paragraph D shall not be altered. No fractional shares shall be issued upon the Reverse Stock Split. All shares of common stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of common stock, the Corporation shall, in lieu of issuing any such fractional share, round such fractional share up to the nearest whole share."

4.        All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.

5.        This Amendment to the Articles of Incorporation was authorized by actions of the Board of Directors and Shareholders of the Corporation

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 1st day of February 2018.

/s/ Ion G. Varouxakis
Ion G. Varouxakis
Chief Executive Officer